Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 18th day of May, 2004 (the “Effective Date”), by and between GSE LINING TECHNOLOGY, INC., a Delaware corporation, having its corporate headquarters located at 19103 Gundle Road, Houston, Texas 77073 (hereinafter referred to as the “Company”), and ERNEST C. ENGLISH (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee in an executive capacity and the Employee desires to remain in the Company’s employ.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1.                                       Certain Definitions. As used in this Agreement, the following terms have the meanings prescribed below:

Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

Base Salary shall have the meaning assigned thereto in Section 4(a) hereof.

Board shall mean the board of directors of Gundle/SLT Environmental, Inc.

Bonus shall have the meaning assigned thereto in Section 4(b) hereof.

Cause shall have the meaning assigned thereto in Section 5(c) hereof.

Common Stock means the Company’s common stock, par value $.01 per share.

Company means GSE Lining Technology, Inc., a Delaware corporation, with its corporate headquarters located at 19103 Gundle Road, Houston, Texas 77073.

Competitive Business shall have the meaning assigned thereto in Section 10(b) hereof.

Confidential Information shall have the meaning assigned thereto in Section 8(b) hereof.

Date of Termination means the earliest to occur of (i) the date of the Employee’s death, (ii) the last day of the Employment Period, or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5(g) hereof.

Disability means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days or an aggregate of 180 calendar days in any calendar year, during an Employment Period, all as determined in good faith by the Parent Board (or a committee thereof).

Effective Date has the meaning set forth in the introduction of this Agreement.

Employee means Ernest C. English, an individual residing at 8710 Wyndham Village Drive, Houston, TX 77040.

Employment Period shall have the meaning assigned thereto in Section 3 hereof.

Market shall have the meaning assigned thereto in Section 10(c) hereof.

Notice of Termination shall have the meaning assigned thereto in Section 5(g) hereof.

Parent shall mean GEO Holdings Corp., a Delaware corporation, which indirectly owns all of the outstanding capital stock of the Company.

Parent Board shall mean the board of directors of the Parent.

Restricted Period shall have the meaning assigned thereto in Section 10(d) hereof.

Vacation Time shall have the meaning assigned thereto in Section 4(d) hereof.

Without Cause shall have the meaning assigned thereto in Section 5(d) hereof.

Work Product shall have the meaning assigned thereto in Section 9 hereof.

2.                                       General Duties of Company and Employee.

(a)                                  The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company to serve as the Vice President and General Manager of North American Operations of the Company. The authority, duties and responsibilities of the Employee shall include those consistent with such positions in business entities of similar size in the Company’s industry and such other or additional duties as may from time to time be assigned to the Employee by the Parent Board (or a committee thereof) consistent with such titles and positions. While employed hereunder, the Employee shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities.

(b)                                 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company.

(c)                                  The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s Code of Ethics and the Company’s policy regarding trading in the Company’s Common Stock or an Affiliate’s common stock, as each is in effect from time to time during the Employment Period.

3.                                       Term. Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Agreement shall be a period of three years beginning on the Effective Date (the “Employment Period”). This Agreement and the Employment Period shall automatically be extended for successive twelve (12) month terms unless either the Company or the Employee provides a written notice of its/his intent to not extend the Employment Period not less than 90 calendar days prior to the expiration of the then current Employment Period (“Automatic Extension”). Notwithstanding the foregoing, the Employee’s employment shall cease and shall not extend past the last day of the month in which the Employee attains age 70.

4.                                       Compensation and Benefits.

(a)                                  Base Salary. As compensation for services to the Company, the Company shall pay to the Employee until the Date of Termination an annual base salary of $194,000 (the “Base Salary”). The Parent Board (or a committee thereof) shall review the Employee’s Base Salary no less than annually and, in its discretion, may increase, but not decrease, the Base Salary based upon relevant circumstances. If the Employee’s Base Salary is increased at any time, it may not thereafter be decreased below such amount. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

(b)                                 Bonus. In addition to the Base Salary, the Employee shall be awarded, for each fiscal year until the Date of Termination, an annual bonus (pursuant to a bonus or incentive plan maintained by the Company as of the Effective Date) in an amount to be determined by the Board (or a committee thereof) based upon a bonus program established for executives generally as of the Effective Date, taking into account the Employee’s Base Salary and position (the “Bonus”); provided, that the Company may alter or substitute for, any such bonus plan generally for all employees or executives (as applicable), in its sole discretion, as long as such alteration or substitution results in substantially the same or greater opportunity for Employee to earn a Bonus.

(c)                                  Stock Options. The Employee shall be entitled to receive grants of stock options when awarded to executives generally, in amounts and on terms commensurate with his position, as determined from time to time by the Parent Board acting in good faith subject to the terms of the applicable stock option plan and agreement.

(d)                                 Vacation. Until the Date of Termination, the Employee shall be entitled to paid vacation during each one-year period in accordance with the Company’s standard practices for executives commencing on the Effective Date (the “Vacation Time”). Any Vacation Time not taken during the applicable one-year period will not accrue and will expire on the applicable anniversary of the Effective Date.

(e)                                  Incentive Savings and Retirement Plans. Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans and programs maintained as of the Effective Date or hereinafter established by the Company for the benefit of its executive officers and/or employees subject to the terms and conditions contained in the governing documents of such plans; provided, that the Company may alter or substitute for, any such plan generally for all, employees or executives (as applicable), in its sole discretion, as long as such alteration or substitution results in substantially the same savings and retirement benefits being available to Employee.

(f)                                    Welfare Benefit Plans. Until the Date of Termination, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company maintained as of the Effective Date or hereinafter established by the Company for the benefit of its employees subject to the terms and conditions contained in the governing documents of such plans; provided, that the Company may alter or substitute for, any such plan generally for all employees or executives (as applicable), in its sole discretion, as long as such alteration or substitution results in substantially the same welfare benefits being available to Employee. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

(g)                                 Reimbursement of Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request, and the Employee shall account to the Company for all such expenses.

5.                                       Termination.

(a)                                  Death. This Agreement shall terminate automatically upon the death of the Employee.

(b)                                 Disability. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5(g) and 12(c) hereof, upon the Disability of the Employee.

(c)                                  Cause. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5(g) and 12(c) hereof, for Cause. For purposes of this Agreement, “Cause” means (i) the commission by the Employee (as determined in good faith by the Parent Board or a committee thereof) of a crime or criminal offense involving theft, fraud, embezzlement or other felony or otherwise involving dishonesty, in each case with respect to the Company, (ii) the Employee’s willful refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or (iii) the Employee’s engaging (A) in activities which would constitute a material breach of a material term of this Agreement, the Company’s Code of Ethics, the Company’s policies and regulations, including but not limited to, policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (B) in improper conduct which would result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its Affiliates (as determined in good faith by the Parent Board or a committee thereof), (iv) willful misconduct by Employee injurious to the Company, or (v) conduct by Employee tending to bring the Company into substantial public disgrace or disrepute; provided, however, that no termination pursuant to clause (ii) hereof shall become effective unless Employee shall have failed to cure such Cause to the satisfaction of the Parent Board in their sole discretion within thirty (30) days after receiving a Notice of Termination detailing the alleged Cause.

(d)                                 Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Employee delivered in accordance with Sections 5(g)  and 12(c) hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason, including non-renewal of this Agreement pursuant to Section 3, but excluding termination for Cause, Disability or death.

(e)                                  Good Reason. The Employee may terminate his employment hereunder for Good Reason, upon written notice to the Company delivered in accordance with Sections 5(g) and 12(c) hereof. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution of the Employee’s title, authority, status or responsibilities; (ii) a material breach by the Company of this Agreement; (iii) the Company requires Employee to locate his office to a location outside a thirty mile radius of the Houston, Texas metropolitan area without the consent of Employee, which consent will not be unreasonably withheld; or (iv) Employee dies or becomes permanently disabled; provided, however, that the Company shall have the opportunity to cure the reasons contained in clauses (i), (ii) or (iii) for thirty (30) days following receipt by the Company of a Notice of Termination from Employee detailing the alleged Good Reason.

(f)                                    Voluntary Termination. The Employee may voluntarily terminate this Agreement, upon written notice to the Company delivered in accordance with Sections 5(g) and 12(c) hereof.

(g)                                 Notice of Termination. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Employee’s Disability, the Employee’s Termination for Good Reason, or Voluntary Termination by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 30 days after the giving of such notice).

6.                                       Obligations of Company upon Termination.

(a)                                  Cause or Voluntary Termination by Employee. If this Agreement shall be terminated either by the Company for Cause or Voluntary Termination by Employee, the Company shall pay to the Employee:

(i)                                     payment in accordance with regular payroll procedures of Employee’s Base Salary (as in effect on the Date of Termination) due through the Date of Termination; and

(ii)                                  all benefits under the Company’s benefit plans and programs in which Employee participates, subject to the terms and conditions of such plans. Employee’s participation in all Company benefit plans and programs shall cease as of the Date of Termination subject to the terms and conditions of the governing plan documents of such plans.

(b)                                 Without Cause, Disability or for Good Reason. If this Agreement shall be terminated by the Company Without Cause, or due to Employee’s Disability, or by the Employee for Good Reason, the Company shall pay to the Employee, (i) payment in accordance with regular payroll procedures of Employee’s Base Salary (as in effect on the Date of Termination) due through the Date of Termination; (ii) all benefits under the Company’s benefit plans and programs in which Employee participates, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Employee and dependents of Employee on the Date of Termination shall be continued for a period of 18 months, with premiums to be paid by Employee at the same rate paid by employees who have not been terminated and such period of coverage shall not be offset by any period of group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and (iii) an amount, payable pro rata over a period of 18 months, equal to the sum of (A) one and one-half times the Base Salary as in effect on the Date of Termination and (B) one and one-half times the average of the Bonuses paid to Employee for the immediately preceding three years. All amounts shall be paid in accordance with the Company’s normal payroll practices and subject to applicable federal, state and local taxes.

(c)                                  The Company shall be required to make the payments provided for in this Section 6, if and only if Employee has executed and delivered to the Company the

General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Employee has not revoked or breached the provisions of the General Release or breached the provisions of Sections 8, 9 and 10 hereof and does not apply for unemployment compensation chargeable to the Company or any Affiliate during the period in which Employee is receiving payments pursuant to this Section 6.

7.                                       Employee’s Obligation to Avoid Conflicts of Interest.

(a)                                  In keeping with the Employee’s fiduciary duties to the Company and in addition to the Company’s policies and procedures regarding conflicts of interest, the Employee agrees that he shall not knowingly during the term of his employment hereunder become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.

(b)                                 The Company and the Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a “conflict of interest.” Moreover, the Company and the Employee recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company is all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company’s interests have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship.

(c)                                  In this connection, it is agreed that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:

(i)                                Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business;

(ii)                             Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business;

(iii)                          Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest;

(iv)                         Improper use of information or facilities to which the Employee has access in a manner which will be detrimental to the Company’s interests, such as use for the Employee’s own benefit of know-how or information developed through the Company’s business activities;

(v)                            Improper disclosure or other misuse of information of any kind obtained through the Employee’s connection with the Company; and

(vi)                         Acquiring or trading in, directly or indirectly, other properties or interests connected with the design or marketing of products or services designed or marketed by the Company.

8.                                       Employee’s Confidentiality Obligation.

(a)                                  Employee acknowledges that his employment hereunder gives him access to Confidential Information relating to the business of the Company, its Affiliates and their customers that must remain confidential. Employee acknowledges that this information is valuable, special, and a unique asset of the business of the Company and its Affiliates, and that it has been and will be developed by the Company and its Affiliates at considerable effort and expense, and if it were to be known and used by others engaged in a Competitive Business, it would be harmful and detrimental to the interests of the Company and its Affiliates. In consideration of the foregoing, Employee hereby agrees and covenants that, during and after the Employment Period, Employee will not, directly or indirectly in one or a series of transactions, disclose, to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or its Affiliates, Confidential Information (as defined in Section 8(b)) whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business of the Company or its Affiliates, or (ii) otherwise in connection with Employee’s performance of his duties hereunder on behalf of the Company. Employee shall not remove any Confidential Information from the premises of the Company and its Affiliates, except as required in his normal course of employment by the Company. Employee shall instruct all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any such Confidential Information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, if practicable, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Employment Period, or thereafter, all Confidential Information which he may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Employment Period exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

(i)                                     In the event that Employee breaches his obligations in any material respect under this Section 8, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, including but not limited to, an injunction, and without limiting its right to pursue the same, shall cease all payments and benefits to Employee under Section 6 of this Agreement (provided that the Restricted Period shall continue as if the payment continued for the period originally provided for).

(ii)                                  The terms of this Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

(b)                                 “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel; provided, that to the extent that the information described in clauses (i) through (iv) above becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions, such information will not be deemed to be Confidential Information. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i)                                     Internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii)                                  Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing and sales techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii)                               Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates;

(iv)                              Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals);

(v)                                 Any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade-name, service mark, service name, “know-how” and trade secrets; and

(vi)                              Business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Company or its Affiliates, whether or not in written or tangible form, and whether or not registered. and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof.

(c)                                  As a consequence of the Employee’s acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

(i)                                     At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company and its Affiliates, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2  hereof, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).

(ii)                                  At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent.

(iii)                               On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

9.                                       Intellectual Property, Inventions and Patents.    Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether alone or jointly with others) while employed by the Company or its predecessor and its Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Affiliate. Employee shall promptly disclose such Work Product to the Parent Board and, at the Company’s expense, perform all actions reasonably requested by the Parent Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. The terms of this Section 9 shall survive termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

10.                                 Employee’s Non-Competition Obligation.

(a)                                  Employee acknowledges that the services to be provided by him under this Agreement give him the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company, and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, including, but not limited to, the amounts payable by the Company upon termination of Employee Without Cause, Employee covenants and agrees that:

(i)                                     During the Restricted Period, Employee will not, without the express written approval of the Parent Board, anywhere in the Market, directly or, indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any Competitive Business without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of Employee referred to above occur or are performed within or without the Market or (C) whether Employee resides, or reports to an office, within or without the Market; provided, however, that (x) Employee may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a Competitive Business whose capital stock is traded publicly, so long as Employee has no active participation in the business of such entity or (y) Employee may accept employment with a successor company to the Company.

(ii)                                  During the Restricted Period, Employee will not without the express prior written approval of the Parent Board (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with any of the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Company from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(iii)                               The scope and term of this Section 10 would not preclude him from earning a living with an entity that is not a Competitive Business.

(iv)                              The terms of this Section 10 shall survive termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

(b)                                 “Competitive Business” means any business which competes, directly or indirectly, with the Company’s, Parent’s or any of their subsidiaries’ business, as of the Effective Date, in the Market.

(c)                                  “Market” means any county in the United States of America and each other similar jurisdiction in any other country in which the business of the Company, Parent or any of their subsidiaries was conducted, pursued by, or engaged in prior to the date hereof or is conducted or engaged in or pursued, or is proposed to be conducted, engaged in or pursued, by the Company, Parent or any of their subsidiaries during the Employment Period.

(d)                                 “Restricted Period” means (i) with respect to a termination by the Company for Cause, the period commencing on the date of this Agreement and continuing for one (1) year from the Date of Termination and (ii) with respect to a termination for any reason other than by the Company for Cause, the period commencing on the date of this Agreement and continuing through the period during which Employee receives payments from the Company pursuant to Section 6 of this Agreement.

(e)                                  In the event that Employee breaches his obligations in any material respect under this Section 10, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, including but not limited to an injunction, and without limiting its right to pursue the same, shall cease all payments and benefits to Employee under Section 6 of this Agreement (provided that the Restricted Period shall continue as if the payment continued for the period originally provided for).

11.                            Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.                            Miscellaneous.

(a)                                  Attorney’s Fees. Except as otherwise provided herein, Employee’s reasonable attorneys’ fees actually incurred in connection with negotiating and/or enforcing this Agreement shall be paid by the Company.

(b)                                 Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable. Employee agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance; provided, that the Company shall request that any such information be held in confidence by the applicable insurance company.

(c)                                  Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

GSE Lining Technology, Inc.

19103 Gundle Road

Houston, TX 77073

Attention: Samir T. Badawi, Chief Executive Officer

with a copy to:

Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, Illinois 60606

Attention: Daniel J. Hennessy

Facsimile: (312) 876-3854

If to the Employee to::

Ernest C. English

8710 Wyndham Village Drive

Houston, TX 77040

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 12(c).

(d)                                 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

(e)                                  No Mitigation; No Offset. In the event of any termination of the Employee’s employment hereunder, the Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Employee under this Agreement or otherwise on account of (a) any claim that the Company may have against him or (b) any remuneration or other benefit earned or received by the Employee after such termination.

(f)                                    Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

(g)                                 Entire Agreement: No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company (including, without limitation, that certain Letter Agreement, dated as of June 18, 1999, between Employee and the GSE Lining Technology, Inc.) and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

(h)                                 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(i)                                     Jurisdiction; Venue. The laws of the State of Texas shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and the Employee agree that the state and federal courts situated in Harris County, Texas shall have personal jurisdiction over the Company and the Employee to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Harris County, Texas, and as such, the Company and the Employee agree that venue shall be proper with the state or federal courts in Harris County, Texas to hear such disputes. In the event either the Company or the Employee is not able to effect service of process upon the other party hereto with respect to such disputes, the Company and the Employee expressly agree that the Secretary of State for the State of Texas shall be an agent of the Company and/or the Employee to receive service of process on behalf of the Company and/or the Employee with respect to such disputes.

(j)                                     Indemnification.

(i)                                     If Employee is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, Employee shall be indemnified and held harmless by the Company to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in Section 12(j)(ii) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

(ii)                                  Any indemnification of Employee under Section 12(j)(i) or advance of expenses under Section 12(i)(iv) shall be made promptly, and in any event within 30 days, upon the written request of the Employee. If a determination by the Company that the Employee is entitled to indemnification pursuant to this Section 12(j) is required, and the Company fails to respond within sixty days to a written request for indemnity, the Company shall be deemed to have approved the request. If the Company denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Section 12(j) shall be enforceable by the Employee in any court of competent jurisdiction. Employee’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the Employee has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the Employee for the amount claimed, but the burden of such defense shall be on the Company. Neither the failure of the Company (including the Board, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Employee is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including the Board, its independent legal counsel, or its stockholders) that the Employee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Employee has not met the applicable standard of conduct.

(iii)                               The Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under its bylaws or the provisions of this Agreement.

(iv)                              Expenses incurred by Employee described in Section 12(j)(i) in defending a proceeding shall be paid by the Company in advance of such proceeding’s final disposition unless otherwise determined by the Board in the specific case upon receipt of an undertaking by or on behalf of the Employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

(k)                                  Injunctive Relief. The Company and the Employee agree that a breach of any term of Sections 8, 9 or 10 of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee’s duties or responsibilities hereunder.

(1)                                  Arbitration.

(i)                                     If a dispute arises about whether Cause or Good Reason has occurred, the Employee’s Termination Date shall be deferred until such dispute is resolved under American Arbitration Association rules for the resolution of employment disputes (the “Rules”). Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Harris County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(ii)                                  The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration.

(iii)                               The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable, of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(iv)                              (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act; and (2) the parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Employee hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(v)                                 Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

(m)                               Employee’s Cooperation. During the Employment Period and thereafter, Employee shall cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company requires Employee’s cooperation in accordance with this Section 12(m), the Company shall reimburse Employee for reasonable travel expenses (including lodging and meals) upon submission of receipts and in the event such cooperation is provided by the Employee after the termination of the Employment Period, the Company will pay Employee $300 for each day Employee provides such cooperation.

(n)                                 Indemnification and Reimbursement of Payments on Behalf of Employee. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Affiliates or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, Employee shall indemnify the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

(o)                                 Survival of Certain Provisions. Provisions in this Agreement which are expressed to operate or have effect after the termination of this Agreement or of the Employment Period shall remain in effect thereafter, including, without limitation, Sections 6, 8, 9, 10, 11 and 12(c) through 12(p).

(p)                                 Tax Disclosures. Notwithstanding anything herein to the contrary, the Company and Employee and each other party to the transaction contemplated hereby (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Executive Employment Agreement as of the date first written above.

GSE LINING TECHNOLOGY, INC.

By:	/s/ C. Wayne Case
Name:	C. Wayne Case
Title:	Vice President

EMPLOYEE:

By:	/s/ Ernest C. English
Ernest C. English

ADDENDUM

EXECUTIVE EMPLOYMENT AGREEMENT

This Addendum to the Executive Employment Agreement dated May 18, 2004, by and between GSE Lining Technology, Inc., a Delaware corporation, (the “Company”), and Ernest C. English, Jr., (the “Employee”), is made and entered into this 28th day of February, 2007, (the “Effective Date”).

WITNESSETH

WHEREAS, the Company has employed the Employee prior to the Effective Date as Vice President and General Manager of North American Operations; and

WHEREAS, the Company desires to change the general duties of the Employee from Vice President and General Manager of North American Operations to Vice President and Chief Financial Officer, and Employee desires to accept this new position with the Company.

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree to this Addendum to the Executive Employment Agreement.

1.                                       Upon the Effective Date, Section 2(a) General Duties of Company and Employee shall be amended to Read: “[a] The Company agrees to employ the Employee, and the Employee agrees to accept continued employment by the Company to serve as Vice President and Chief Financial Officer of the Company....”

2.                                       Effective March 1, 2007, Employee’s annual base salary under Section 4. Compensation and Benefits, shall be $250,000.

3.                                       All other terms and conditions of the Executive Employment Agreement shall remain in full force and effect without any modifications or amendments.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Addendum to the Executive Employment Agreement as of the Effective Date.

GSE Lining Technology, Inc.

By	/s/ Samir T. Badawi
Samir T. Badawi – President

Employee:
/s/ Ernest C. English
Ernest C. English, Jr.

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to certain Executive Employment Agreement (as defined below) is entered into as of December 12, 2008, by and between Gundle/SLT Environmental, Inc. (the “Company”) and Samir T. Badawi (the “Employee”). Any capitalized terms used but not defined in this Agreement shall have the meaning given such terms in the Executive Employment Agreement between the Company and the Employee dated 18 May, 2004 (the “Executive Employment Agreement”).

WHEREAS, the Company and the Employee are parties to the Executive Employment Agreement;

WHEREAS, the Company and the Employee desire to amend provisions of the Executive Employment Agreement as set forth in this Amendment in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company and the Employee intend that, except for the specific modifications set forth in this Amendment, the Executive Employment Agreement shall remain in full force and effect in accordance with its terms.

NOW THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1.                                       Amendments.

(a)                                  Amendment to Section 4(a).

The last sentence of Section 4(a) of the Executive Employment Agreement is hereby amended by replacing such sentence in its entirety with the following sentence: “The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy (but in no event less frequently than monthly), subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.”

(b)                                 Amendment to Section 4(b).

The penultimate sentence of Section 4(b) of the Executive Employment Agreement is hereby amended by replacing such sentence in its entirety with the following sentence: “Each Bonus shall be payable at a time to be determined by the Board (or a committee thereof) in its sole discretion but no later than thirty days after delivery to the Company of final financial statement certified by its auditors (and in no event later than December 31st of the taxable year following the taxable year in which such Bonus is earned).”

(c)                                  Addition of new Section 4(i).

The Executive Employment Agreement is hereby amended by adding the following paragraph as new Section 4(i): “All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred, any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible fore reimbursement in any other taxable year.”

(d)                                 Amendment to Section 6(a)(i).

Section 6(a)(i) of the Executive Employment Agreement is hereby amended by replacing such sentence in its entirety with the following sentence: “payment in accordance with regular payroll procedures of Employee’s Base Salary (as in effect on the Date of Termination but in no event less frequently than monthly) due through the Date of Termination; and”

(e)                                  Amendment to Section 6(b).

Section 6(b) of the Executive Employment Agreement is hereby amended by replacing such sentence in its entirety with the following: “During the Initial Employment Period: Without Cause, Disability or for Good Reason. If during the Initial Employment Period, this Agreement shall be terminated by the Company Without Cause, or due to Employee’s Disability, or by the Employee for Good Reason, the Company shall pay to the Employee or for Employee’s benefit, (i) payment in accordance with regular payroll procedures of Employee’s Base Salary (as in effect on the Date of Termination but in no event less frequently than monthly) due through the Date of Termination; (ii) payment of a pro rata Bonus for the period through the Date of Termination; (iii) all benefits under the Company’s plans and programs in which Employee participates through the Date of Termination, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Employee and dependents of Employee on the Date of Termination shall be continued for a period of three years, with premiums to be paid by Employee at the same rate paid by employees who have not been terminated and such period of coverage shall not be offset by any period of group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and (iv) payment in a lump sum on the date which is 29 days following the applicable Date of Termination of an amount equal to the sum of (A) three times the Base Salary as in effect on the Date of Termination and, (B) three times the highest Bonus received in any one of the three years preceding the Date of Termination. All amounts shall be paid in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) and subject to applicable federal, state, and local taxes, and the payment under clause (iv) shall be made on the first scheduled payroll period after the date which is 29 days following the Date of Termination.

(f)                                    Amendment to Section 6(c).

Section 6(c) of the Executive Employment Agreement is hereby amended by replacing such sentence in its entirety with the following: “After the Initial Employment Period and Before a Change in Control: Without Cause, Disability or for Good Reason. If after the Initial Employment Period but before a Change in Control, this Agreement shall be terminated by the Company Without Cause, or due to Employee’s Disability, or by the Employee for Good Reason, the Company shall pay to the Employee or for Employee’s benefit, (i) payment in accordance with regular payroll procedures of Employee’s Base Salary (as in effect on the Date of Termination but in no event less frequently than monthly) due through the Date of Termination; (ii) payment of a pro rata Bonus for the period through the Date of Termination;

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(iii) all benefits under the Company’s plans and programs in which Employee participates through the Date of Termination, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Employee and dependents of Employee on the Date of Termination shall be continued for a period of 18 months, with premiums to be paid by Employee at the same rate paid by employees who have not been terminated and such period of coverage shall not be offset by any period of group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and (iv) an amount, payable pro rata over a period of 18 months, equal to the sum of (A) one and one-half times the Base Salary as in effect on the Date of Termination and, (B) one and one-half times the Bonus paid in the immediately preceding full year. All amounts shall be paid in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) and subject to applicable federal, state, and local taxes, and the payment under clause (iv) shall begin on the first scheduled payroll period after the date which is 29 days following the Date of Termination.

(g)                                 Amendment to Section 6(d).

Section 6(d) of the Executive Employment Agreement is hereby amended by replacing such sentence in its entirety with the following: “After a Change in Control: Without Cause,  Disability or for Good Reason. If after a Change in Control this Agreement shall be terminated by the Company Without Cause, or due to Employee’s Disability, or by the Employee for Good Reason, the Company shall pay to the Employee or for Employee’s benefit, (i) payment in accordance with regular payroll procedures of Employee’s Base Salary (as in effect on the Date of Termination but in no event less frequently than monthly) due through the Date of Termination; (ii) payment of a pro rata Bonus for the period through the Date of Termination; (iii) all benefits under the Company’s plans and programs in which Employee participates through the Date of Termination, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Employee and dependents of Employee on the Date of Termination shall be continued for a period of three years, with premiums to be paid by Employee at the same rate paid by employees who have not been terminated and such period of coverage shall not be offset by any period of group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and (iii) payment in a lump sum on the date which is 29 days following the applicable Date of Termination of an amount equal to the sum of (A) three times the Base Salary as in effect on the Date of Termination and, (B) three times the highest Bonus received in any one of the three years preceding the Date of Termination. All amounts shall be paid in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) and subject to applicable federal, state, and local taxes, and the payment under clause (iv) shall be made on the first scheduled payroll period after the date which is 29 days following the Date of Termination.

(h)                                 Addition to Section 6(e)(iv).

Section 6(e)(iv) of the Executive Employment Agreement is hereby amended by adding the following sentence as the second sentence in such section: “Any payments by the Company to the Employee under this Section 6(e) will be made no later than the calendar year immediately following the calendar year in which the Employee remits the Excise Taxes and related income taxes that comprise the Additional Payment.”

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(i)                                     Addition of new Section 12(q).

The Executive Employment Agreement is hereby amended by adding the following paragraph as new Section 12(q): “The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.”

2.                                       Effect of Amendment.

Except as set forth in Section 1 of this Amendment, the provisions of the Executive Employment Agreement shall not be amended or altered by this Amendment and shall continue with full force and effect in accordance with its terms.

3.                                       Miscellaneous.

This Amendment shall be governed by the internal laws of the State of Texas without giving effect to the conflicts of laws provisions thereof. This Amendment, and the Executive Employment Agreement (as modified hereby), contain the entire agreement of the parties hereto (and their successors and assigns) with respect to the subject matter hereof and supersedes any prior understandings or agreements, or representations by any of the parties hereto or their representative, whether written, oral or communicated via electronic medium, that may have related in any way to the subject matter hereof. This Amendment may be executed in one or more counterparts, which together shall constitute one and the same agreement.

In Witness Whereof, this Amendment to the Executive Employment Agreement has been duly executed and delivered by the Company to the Employee as of the date first written above.

*  *  *  *  *

COMPANY:

Gundle/SLT Environmental, Inc.

/s/ C. Wayne Case
C. Wayne Case – Vice President & Corporate Counsel

EMPLOYEE:

/s/ Samir T. Badawi
Samir T. Badawi, President

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